As filed with the Securities and Exchange Commission on August 4, 2023

Registration No. 333-04893

Registration No. 333-59856

Registration No. 333-182819

Registration No. 333-197578

Registration No. 333-257894

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-04893

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-59856

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-182819

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-197578

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-257894

UNDER THE SECURITIES ACT OF 1933

WIRELESS TELECOM GROUP, INC.

(Exact name of registrant as specified in its charter)

New Jersey	22-2582295
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

25 Eastmans Road

Parsippany, NJ 07054

(Address, including zip code, of Registrant’s principal executive offices)

1995 Stock Option Plan

2000 Stock Option Plan

Amended and Restated 2012 Incentive Compensation Plan

2021 Long-Term Incentive Plan

(Full titles of the plans)

Michael Kandell

Chief Financial Officer

Wireless Telecom Group, Inc.

25 Eastmans Road

Parsippany, NJ 07054

(973) 386-9696

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Victoria R. Westerhaus, Esq.

Tara Newell, Esq.

Aaron Lang, Esq.

Bryan Cave Leighton Paisner LLP

1200 Main Street, Suite 3800

Kansas City, MO 64105

Tel: (816) 374-3200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”) of Wireless Telecom Group, Inc., a New Jersey corporation (the “Company”), filed with the Securities and Exchange Commission (the “SEC”), and are being filed to deregister any and all securities that remain unsold or otherwise unissued under such Registration Statements:

●	Registration Statement on Form S-8 (No. 333-04893), pertaining to the registration of 1,750,000 shares of common stock of the Company, par value $0.01 per share (the “Shares”) under the Company’s 1995 Stock Option Plan;
●	Registration Statement on Form S-8 (No. 333-59856), pertaining to the registration of 1,500,000 Shares under the Company’s 2000 Stock Option Plan;
●	Registration Statement on Form S-8 (No. 333-182819), pertaining to the registration of 2,000,000 Shares under the Company’s Amended and Restated 2012 Incentive Compensation Plan;
●	Registration Statement on Form S-8 (No. 333-197578), pertaining to the registration of 1,658,045 Shares under the Company’s Amended and Restated 2012 Incentive Compensation Plan; and
●	Registration Statement on Form S-8 (No. 333-257894), pertaining to the registration of 1,500,000 Shares under the Company’s 2021 Long-Term Incentive Plan;

On May 24, 2023, the Company entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) with Maury Microwave, Inc., a Delaware corporation (“Maury”), and Troy Merger Sub, Inc., a New Jersey corporation wholly-owned by Maury (“Merger Sub”). Pursuant to the Merger Agreement, upon the terms and subject to the conditions set forth therein, on August 4, 2023, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Maury.

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offering, the Company, hereby removes from registration all securities registered under the Registration Statements that remain unsold or otherwise unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on this 4th day of August, 2023.

WIRELESS TELECOM GROUP, INC.

By:	/s/ Michael Kandell
Name:	Michael Kandell
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments have been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

Chairman of the Board
Scott Gibson

/s/ Timothy Whelan	Director and Chief Executive Officer	August 4, 2023
Timothy Whelan

/s/ Michael Kandell	Chief Financial Officer	August 4, 2023
Michael Kandell

/s/ Michael Millegan	Director	August 4, 2023
Michael Millegan

/s/ Allan D.L. Weinstein	Director	August 4, 2023
Allan D.L. Weinstein

/s/ Jennifer Fritzsche	Director	August 4, 2023
Jennifer Fritzsche

/s/ Alan Bazaar	Director	August 4, 2023
Alan Bazaar